Exhibit 10.3

EXECUTION COPY

ACKNOWLEDGMENT AND WAIVER AGREEMENT

THIS ACKNOWLEDGMENT AND WAIVER AGREEMENT (this “Agreement”), dated as of September 18, 2023, is by and among Edify Acquisition Corp., a Delaware corporation (“Buyer”), Edify Merger Sub, Inc., a Nevada corporation (“Merger Sub”) and direct, wholly owned subsidiary of Buyer, and Unique Logistics International, Inc., a Nevada corporation (the “Company”), and is made with respect to that certain Agreement and Plan of Merger, dated as of December 18, 2022, by and among the parties hereto (the “Merger Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

A.	WHEREAS, Section 10.03(g) of the Merger Agreement provides that, as a condition to the obligation of the Company to consummate the Transactions, CB Agent Services LLC (or a syndicate of lenders thereof) shall have provided to the Company the Debt Facility (which, by definition, includes the Bridge Loan Facility) on such terms and conditions as are the same as or more favorable to the Company than the commercial terms and conditions contained in the Term Sheet; provided, that, in the event that the Company has obtained alternative debt financing, the condition set forth in this Section 10.03(g) shall automatically be deemed to have been waived by the Company;

B.	WHEREAS, Section 11.01(g) of the Merger Agreement provides that the Company shall have the right to terminate the Merger Agreement if the Debt Facility or alternative debt financing has not been provided to the Company by February 5, 2023, subject to extension in the Company’s sole discretion, or has not been provided to the Company on terms and conditions as are the same as or more favorable to the Company than the commercial terms and conditions contained in the Term Sheet;

C.	WHEREAS, pursuant to that certain extension agreement, dated as of February 8, 2023, by and among Buyer, Merger Sub and the Company, in accordance with Section 11.01(g) of the Merger Agreement, the Company agreed to extend the date by which the Debt Facility or alternative debt financing shall have been provided to the Company to February 28, 2023;

D.	WHEREAS, pursuant to that certain additional extension agreement, dated as of February 28, 2023, by and among Buyer, Merger Sub and the Company, in accordance with Section 11.01(g) of the Merger Agreement, the Company agreed to extend the date by which the Debt Facility or alternative debt financing shall have been provided in increments as follows: (a) at least $4.0 million to be due on March 6, 2023; (b) at least $5.0 million (or such lower amount as has been requested by the Company) to be due on June 30, 2023; and (c) thereafter, the requested amount of the unfunded balance of the Debt Facility, to be due on such date as the Company shall hereafter agree;

E.	WHEREAS, in connection with the foregoing acknowledgment, the Buyer, the Company and Colbeck Edify Holdings, LLC (the “Sponsor”) are amending that certain Amended and Restated Letter Agreement, dated December 18, 2022, by reducing the number of shares being forfeited by the Sponsor;

F.	WHEREAS, in connection with the foregoing acknowledgment, the Company, CB Agent Services LLC, Alter Domus (US) LLC, and the other parties thereto are entering into that certain Waiver and Amendment No. 1 to Financing Agreement, dated as of the date hereof (the “Financing Agreement”);

G.	WHEREAS, the Company desires to acknowledge that the condition to Closing set forth in Section 10.03(g) of the Merger Agreement will be satisfied effective upon the funding of the Delayed Draw Term Loan B Commitment (as defined in the Financing Agreement) and in connection therewith amend Section 12.05(a) of the Merger Agreement; and

H.	WHEREAS, in recognition of the foregoing acknowledgement, the Buyer Parties hereby request that the Company affirmatively waive the right to terminate the Merger Agreement set forth in Section 11.03(g) conditioned upon the satisfaction of the Financing Condition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Acknowledgment of Satisfaction of Section 10.03(g) of the Merger Agreement. The Company hereby acknowledges, confirms, and agrees that, effective (i) upon the funding of the Delayed Draw Term Loan B Commitment (as defined in the Financing Agreement) in accordance with the terms of the Financing Agreement which shall include a funding in cash to the Company of the DDTL Increase 1 and (ii) the receipt by the Company of $9,500,000 (in cash or note as set forth in the Financing Agreement) as proceeds of the Delayed Draw Term Loan B Commitment, the condition to Closing set forth in Section 10.03(g) of the Merger Agreement (the “Financing Condition”) shall have been fully satisfied and discharged in full.

2.	Waiver of Section 11.01(g) of the Merger Agreement. The Company hereby acknowledges, confirms, and agrees that upon the satisfaction of the Financing Condition the right to Terminate the Merger Agreement set forth in Section 11.01(g) of the Merger Agreement shall be automatically and fully waived.

3.	Amendment to Section 12.05(a). Section 12.05(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a) All fees, costs and expenses incurred in connection with any competition, antitrust or other regulatory filings, including the filing of the Merger Materials, or the receipt of any approvals required in connection with the Transactions, shall be paid when due and borne by the Company up to a maximum amount of $13,000,000 (the “Cap”); provided that Buyer Transaction Expenses may not exceed $9,500,000.

4.	Extension. The Company agrees to consent to the amendment of Section 11.01(c) of the Merger Agreement to extend the Termination Date (as defined therein) to the later of (1) February 20, 2024 and (ii) a date reasonably determined by Buyer, but no later than May 15, 2024, that provides a customary period of time following the Registration Statement having been declared effective by the SEC in order to consummate the Transactions, provided that any such Termination Date has been validly approved by the stockholders of the Company in connection with the amendment of the Company’s certificate of incorporation and is permitted under applicable Nasdaq rules (including any extensions provided by the Nasdaq Listing Qualifications Department).

5.	Ratification. Except as hereby expressly stated herein, the Merger Agreement and the other Transaction Agreements shall remain in full force and effect and are hereby ratified and confirmed in all respects on and as of the date hereof. Except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Agreement shall not (i) operate as a waiver of any right, power or remedy of any party under the Merger Agreement or any of the other Transaction Agreements, (ii) constitute a waiver of any provision of the Merger Agreement or any of the other Transaction Agreements or (iii) amend, modify, waive or supplement any provisions of the Merger Agreement or any of the other Transaction Agreements. In the event that any of the terms or provisions of the Merger Agreement or any of the other Transaction Agreements are inconsistent with or contradict the terms hereof, the terms of this Agreement shall control.

6.	Miscellaneous. Sections 12.03 (Assignment), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.11 (Severability) and 12.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if each such section of the Merger Agreement had been fully set forth herein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:	/s/ Sunandan Ray
Name:	Sunandan Ray
Title:	Chief Executive Officer

EDIFY ACQUISITION CORP.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Executive Officer

EDIFY MERGER SUB, INC.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	President

[Signature Page to Acknowledgment and Waiver Agreement]

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